Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
TIGroup Shareholder Update: Fiscal 2008 Major Goals Met or
Exceeded. Revenue Run Rate Reaches $40M. Positive 2009 Outlook
BEVERLY HILLS, Calif. — January 13, 2009 — Tri-Isthmus Group, Inc. (TIGroup) (Pink Sheets: TISG), a provider of financial solutions to the healthcare industry, today issued the following update to shareholders from CEO David Hirschhorn.
To Our Shareholders:
I am pleased to report that the fiscal year ended September 2008 (Fiscal 2008) met and exceeded our key expectations for TIGroup. Although global market conditions have been difficult with the crash of the credit markets, making it difficult to access capital at reasonable prices — Fiscal 2008 turned out to be a very successful year for TIGroup and the year ahead is equally promising.
We made significant progress across the board in all aspects of our operations and in the creation of important new value for our shareholders. We dramatically increased year-over-year revenue, successfully raised funds with equity and bank financing to expedite our growth, completed a key strategic buyout and expanded our senior management team with experienced industry veterans. As we have periodically done during the past year, I wanted to provide a fresh update and share our outlook for next year. I’d like to begin by summarizing our strategy for those new to TIGroup.
TIGroup is building a portfolio of interests in healthcare services operations outside the traditional urban hospital setting. Our mission is to invest in, grow and nurture partnerships with physicians to improve the availability, quality and breadth of healthcare services in non-urban markets. We have focused our efforts to date on ambulatory service centers and rural hospitals due to the fundamentally favorable economics of these businesses. In addition, both segments stand out in terms of positive regulatory trends, inherent cost advantages, improving demographics and, for rural hospitals, a large, chronically under-served market.
Our strategy is to provide flexible financial solutions to these businesses to achieve our primary goal — enabling physicians to efficiently provide more patients with more and better services. Fundamental to our strategy is that TIGroup’s interests are truly aligned with those of our physician partners, providing an attractive alternative model in relation to other investors in the industry. We believe our approach based on equitable, interdependent relationships with physicians operating successful businesses will deliver solid long-term risk-adjusted returns to TIGroup’s shareholders.
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Acquisitions
Acquisitions announced to date include the following:
•	November 2006. Acquired controlling stakes in ambulatory surgical centers in Del Mar and Point Loma, California. We consolidated both centers into a single operation in July 2007.
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October 2007. Acquired 51% of Rural Hospital Acquisition, LLC, operator of three critical access hospitals, a medical clinic and an ancillary support services unit. Each facility is located within 120 miles of Oklahoma City.

•	May 2008. Acquired Southern Plains Medical Group, the oldest continuously operating physician clinic in the United States. This clinic is located in a key position in our Oklahoma markets.
•	December 2008. Acquired the remaining 49% of Rural Hospital Acquisition, LLC and began doing business as Southern Plains Medical Group.
•	December 2008. Acquired the building and land of our previously leased rural hospital facility in Stroud, Oklahoma.
Even with the current dismal state of global capital markets, we expect to use our cash and equity to execute an acquisition and operating strategy that capitalizes on non-traditional healthcare service operations. Our current acquisition pipeline includes a diverse group of opportunities within our target demographics and performance criteria. We believe TIGroup’s business model can be scaled significantly in the coming months and years.
Operations
In November 2008, Southern Plains Medical Group recruited Thomas Rice, Donald Parkerson and Richard Rentsch. As we previously announced, these executives bring decades of expertise and experience to our operating team in both management and financial operations.
They have already enabled us to craft and implement an integrated operation that is expected to create $3 to $4 million in annual savings from our existing activities. Beginning in December 2008, we initiated a company-wide cost reduction program tied to our integration program. We have reduced headcount, lowered operating costs, and created a performance-driven three tiered-incentive compensation system with quarterly profit sharing, semi-annual performance bonuses and stock option ownership for all management and employees. This provides strong incentive for everyone on the team to perform well, and is expected to yield positive net cash results beginning with the second quarter of Fiscal 2009.
Capital Raised
Since the beginning of Fiscal 2008, we have raised approximately $11 million in growth capital from private investors and in excess of $12.9 million in bank financing. We now have a solid capital base from which we can continue to take advantage of many opportunities in the rural healthcare market.
We also secured bridge financing to fund the acquisition of RHA in October 2007, and repaid the $1.65 million in notes in full and on schedule to our original bridge financing partners. At the time of repayment each of the former note holders chose to reinvest additional equity in TIGroup. This speaks highly of the long-term expectations of those who know us best.
In December 2008, TIGroup closed on $8.4 million in bank financing with local lenders in Oklahoma. The funds were used to acquire a leased hospital in Stroud, provide for capital expenditures to improve our facilities and refinance our earlier acquisition indebtedness. The terms of this financing were quite attractive with 16-20 year amortization periods and an initial interest rate of 7%. In addition, this financing significantly strengthened our balance sheet by matching long term liabilities with long term fixed assets acquired during Fiscal 2008.

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As discussed in our 10-K and related documents, TIGroup expects to access capital as needed to continue our growth plans for appropriate investments and acquisitions.
Financial Results
Fiscal 2008 was a transformative year for TIGroup. The key results were:
•	Achieved record revenue of $30 million for Fiscal 2008
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Recorded revenues of $10 million in the fourth quarter of Fiscal 2008 for a year-end run rate of over $40 million, representing a ten-fold increase compared with an annualized run-rate of $4 million for the quarter ended September 30, 2007

•	Assembled a leading management team
•	Closed key acquisitions and financings setting the platform for continued growth
•	Integrated the back office operations of five entities
•	Branded our rural healthcare operations as the Southern Plains Medical Group
During Fiscal 2008 we recorded revenues of $30 million, compared with the $2 million recorded during the Fiscal Year ended September 30, 2007.
In Fiscal 2008 we made significant investments in our operations, infrastructure and executive management team to create a scalable platform capable of assimilating the future growth we have planned for the company. These necessary investments contributed to a large extent, to a loss from operations. Net loss from operations before non-cash beneficial conversion feature totaled $4 million. Net loss attributable to common shareholders amounted to $7 million.
We ended Fiscal 2008 with total assets of $26.5 million.
We recorded breakeven earnings before income taxes, interest expense, depreciation and amortization (EBITDA) from recurring medical operations (Adjusted EBITDA) during Fiscal 2008. Adjusted EBITDA represents EBITDA attributable to TIGroup’s 51% and 61% interests in the operations of our healthcare activities in Oklahoma and in California, respectively, adjusted for non-recurring items. See the Important Notice on EBITDA and Adjusted EBITDA below.
We believe that this performance sets a strong platform from which we will be able to scale and grow medical operations in 2009.
Key Business Metrics
To measure our progress and growth, we are tracking these key metrics:
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Physicians in our Network. The number of TIGroup physician employee partners reached 36 beginning of the Fiscal 2008. We believe the number of our physicians will be a key indicator of our future success because each partner represents reliable, high-value long-term revenue for TIGroup.

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Healthcare Facilities. We currently own and operate six facilities. By the end of March 2009, we expect to own and operate seven or eight healthcare facilities. We had anticipated having seven facilities under our ownership by September 2008. However certain transactions were delayed awaiting regulatory approvals and completion of related documentation and pre-closing conditions.

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Number of Employees. As of December 2008, we employed 410 people in California and Oklahoma. We expect our reported employment figures to drop for our existing operations going forward as a result of back office consolidation efforts.

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Having built a sound operating platform, our focus in 2009 is now profitability and growth. While we expect revenue and expense improvements across our organization from our existing facilities, our quarterly growth is likely to be lumpy as we bring new facilities on-line through our acquisition programs.
Additional Opportunities
We previously discussed our potential opportunity with Medicare Advantage and our joint venture with this program. There has been much discussion about the Medicare Advantage Program in terms of its viability under the new administration in Washington as well as its effectiveness and funding. We conducted some sample marketing during the last calendar quarter of 2008. We found a general interest in the programs and a positive response to the offerings. However, given our size, our resources and with input from our partners, we are now taking a wait-and-see approach to this program as we track market conditions and gain a better understanding of the direction of the new administration. If future signals are positive on the viability of the program and reimbursement rates and premiums, we would consider a strong marketing effort in the fall of 2009.
Independent of our medical operations, we are also actively investigating other ways we can leverage the many facets of our business, including our real estate holdings as well our trusted advisory relationships with our physician partners. As discussed earlier, we have expanded our real estate holdings to six facilities and related land and will look to make additional investments in 2009 as the market offers very attractive pricing and healthcare facilities and real estate have held up reasonably well even with the current market conditions.
We will announce more details on these initiatives as they develop.
Outlook
While we have accomplished a great deal in the last 15 months, we are more excited than ever about our future. As TIGroup continues to grow, we expect our market valuation to keep pace as market conditions for equities improve over time. We recognize the importance of addressing the illiquid market for our shares, and we continue to evaluate approaches to improve the structural trading mechanics in our shares. We will keep you posted on those initiatives.
As always, we appreciate the support of our long-term shareholders, directors, advisors, partners and employees. I will continue to work aggressively to increase our company’s value.
David Hirschhorn
Chairman and CEO
Tri-Isthmus Group
Important Notice
It should be noted that EBITDA and Adjusted EBITDA are financial measures that are not recognized under accounting principles generally accepted in the United States of America (GAAP). Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, operating income, cash flows from operations or other traditional indications of a company’s operating performance or liquidity that are derived in accordance with GAAP. In addition, the company’s calculations of Adjusted EBITDA may not be comparable to similarly titled measures being disclosed by other companies, limiting their usefulness as comparative measures. The company discloses Adjusted EBITDA as it is a commonly referred to financial metric used in the investing community to evaluate the performance of companies in our industry. The company believes that disclosure of Adjusted EBITDA is helpful to those reviewing its performance, as Adjusted EBITDA provides information on the company’s ability to meet debt service, capital expenditure and working capital requirements and management believes that Adjusted EBITDA is also a useful indicator of the company’s operating performance.

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About Tri-Isthmus Group, Inc.
Tri-Isthmus Group, Inc. (TIGroup) acquires and provides financial, operational and technological services to healthcare facilities primarily located in rural markets. The company promotes quality medical care by offering improved access and breadth of services. TIGroup unlocks the value of its investments by developing strong, long-term and mutually beneficial relationships with their physicians and the communities they serve. The company operates numerous medical facilities and employs over 430 people in Oklahoma and California. The company is building a portfolio of interests in ambulatory surgical centers, rural hospitals, surgical hospitals and other centers operating in partnership with physicians.
For more information, visit the company website at http://www.tig3.com.
A profile for investors can be accessed at http://www.hawkassociates.com/profile/tisg.cfm.
An analyst report on the company can be accessed at http://amistockreports.com/TISG_stockreport.html
For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at 305-451-1888, e-mail: tigroup@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com. To receive free e-mail notification of future releases for TIGroup, sign up at http://www.hawkassociates.com/about/alert/.
This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company’s Forms 10-K and 10-Q filed with the SEC

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